Exhibit 99.1

COMPANY CONTACTS: Diane Morefield EVP, Chief Financial Officer Strategic Hotels & Resorts, Inc. (312) 658-5740

MONDAY, MARCH 26, 2012

Strategic Hotels & Resorts Appoints Sheli Z. Rosenberg New Independent Director

Noted Business and Real Estate Executive

CHICAGO – March 26, 2012 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) has appointed Sheli Z. Rosenberg as an independent member of the Board of Directors. With Rosenberg’s appointment, the Company’s Board of Directors is comprised of ten members.

Rosenberg is a Chicago businesswoman with more than 45 years of experience as a lawyer, chief executive and corporate director. She is known and respected for her expertise in the fields of law and real estate. In addition, she has redefined the role of women in executive leadership and has served on more than 20 Boards of Directors and Trustee Committees.

“We are thrilled to add Sheli to our Board of Directors. Her incredible depth of both real estate and board experience, partnered with her leadership skills and past roles, position her as one of the most uniquely qualified board members in corporate America today,” commented Raymond L. “Rip” Gellein, chairman of the Company’s Board of Directors. “The board welcomes Sheli and looks forward to her valuable involvement as Strategic Hotels & Resorts continues to create shareholder value.”

Rosenberg is currently Of Counsel to Skadden, Arps, Slate, Meagher & Flom, LLP and is an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Business. Previously, she was the president, chief executive officer and chairwoman of Equity Group Investments, L.L.C. and a principal in the law firm of Rosenberg & Liebentritt, P.C. She was also managing partner of Schiff Hardin, LLP, where she focused on real estate, finance and corporate law, and was the first woman in the firm’s history to be named partner.

Rosenberg currently serves on several publicly traded and private company boards, primarily in the real estate and health care sectors. These include serving as lead independent director at Equity Lifestyle Properties Inc., a manufactured home community REIT; independent director of Nanosphere, Inc., a molecular diagnostics products company; and director of Ventas, Inc., a health care REIT.

A recognized advocate for women in business, she is a co-founder and former president of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center's steering committee.

Rosenberg holds a bachelor's degree from Tufts University and a law degree from Northwestern University School of Law.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms. For a list of current properties and for further information, please visit the Company's website at http://www.strategichotels.com/.

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